2018 Long-Term Incentive Plan Awards
Acceptance Form
As of March 15, 2018, you were granted long-term incentive awards under the Protective Life Corporation Long-Term Incentive Plan (the “Plan”). In conjunction with these awards, you have been provided with Award Letters and the applicable provision documents (“Provisions”). The Award Letters, Provisions, and the Plan govern your respective 2018 Awards. The 2018 Awards contain terms and conditions regarding the vesting and payment of the Awards, termination of employment, tax withholding, confidentiality, non-solicitation of Company employees and customers, regulatory compliance, and other important matters. If you agree to and accept the terms of the 2018 Awards, please sign where indicated below by [Date], 2018.

[Employee’s electronic signature]

[Rich’s electronic signature]
Rich Bielen
President and Chief Executive Officer
of Protective Life Corporation